Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports 9.0 Percent Revenue Growth for Its Fiscal 2022 First Quarter

  Total net revenues increased 9.0 percent to $309.4 million, compared with $283.8 million in the prior year period. This revenue growth was on top of the 51.5 percent revenue growth reported in the Company’s year-ago first quarter.
  Net loss for the quarter was $13.2 million, or ($0.20) per share. Adjusted net loss1 was $12.9 million, or ($0.20) per share, compared with a net loss of $9.8 million, or ($0.15) per share, and adjusted net loss of $6.5 million, or ($0.10) per share, in the prior year period.
  Adjusted EBITDA1 loss for the quarter was $5.3 million, compared with adjusted EBITDA of $3.2 million in the prior year period.
  Company reaffirms its full-year guidance including revenue growth of 10.0 percent-to-12.0 percent and adjusted EBITDA growth of 5.0 percent-to-8.0 percent.

(1 Refer to “Definitions of Non-GAAP Financial Measures” and the tables attached at the end of this press release for reconciliation of non-GAAP results to applicable GAAP results.)

JERICHO, N.Y.--(BUSINESS WIRE)--October 28, 2021--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), a leading e-commerce provider of products and services designed to inspire more human expression, connection, and celebration, today reported results for its fiscal 2022 first quarter ended September 26, 2021.

Chris McCann, CEO of 1-800-FLOWERS.COM, Inc., said “We are very pleased to report strong revenue growth for what was one of our most challenging year-over-year comparisons. Importantly, our 9.0 percent revenue growth for the quarter was on top of the 51.5 percent revenue growth we reported in the first quarter last year. This illustrates the strong growth momentum that we have been building over the past several years. As we had anticipated, the first quarter this year started out somewhat slowly with demand gradually ramping up resulting in double-digit revenue growth for the month of September.”

McCann said that increased recognition and relevance for its family of brands for everyday gifting and connective occasions, as well as its expanded product offering, including PersonalizationMall.com, were primary drivers of the strong revenue growth. “We also continued to see strong growth in our Celebrations Passport loyalty program, which helps drive increased purchase frequency, retention, and life-time value along with solid growth in customers buying from multiple product categories and multiple brands.”

McCann noted that, “the combination of these positive trends positions us well to deliver on our guidance for double-digit revenue growth in fiscal 2022 on top of the tremendous growth we achieved last year. As we head into our fiscal second quarter, which includes the important year-end holiday season, we are cognizant of several significant headwinds affecting the marketplace, including limited availability and increased costs for labor, increased digital marketing costs, and wide-spread delays and rising costs for shipping."

“We have implemented a number of initiatives designed to help mitigate the impact of these issues and take advantage of the strong ecommerce demand we anticipate during the key holiday season. These initiatives include strategic pricing programs across our brands, as well as the significant investments we have made in our operating platform, including pre-building inventory, which leverages our expanded cold-storage facilities, and deploying automation in our warehouse and distribution facilities to increase throughput and reduce reliance on seasonal labor. As a result, we are well positioned to help our customers connect and express themselves with the important people in their lives for both everyday occasions and the key holiday season and drive solid top and bottom-line performance.”

First Quarter 2022 Financial Results

Total consolidated revenues increased 9.0 percent to $309.4 million, compared with total consolidated revenues of $283.8 million in the prior year period, reflecting strong ecommerce growth of 10.3 percent including contributions from PersonalizationMall, which the Company acquired on August 3, 2020. Excluding the non-comparable five weeks of contribution from PersonalizationMall in the quarter, total net revenues increased 4.3 percent, compared with the prior year period.

Gross profit margin for the quarter was 40.6 percent, a decline of 10 basis points compared with 40.7 percent in the prior year period. Operating expenses as a percent of total revenues, increased 170 basis points to 47.1 percent of total sales, compared with 45.4 percent of total sales in the prior year period primarily reflecting higher, year-over-year digital marketing rates.

The combination of these factors resulted in an adjusted EBITDA loss of $5.3 million, compared with adjusted EBITDA of $3.2 million in the prior year period. Net loss for the quarter was $13.2 million, or ($0.20) per share. Adjusted net loss was $12.9 million, or ($0.20) per share, compared with a net loss of $9.8 million, or ($0.15) per share, and adjusted net loss of $6.5 million, or ($0.10) per share, in the prior year period.

Segment Results:

The Company provides selected financial results for its Gourmet Foods and Gift Baskets, Consumer Floral and Gifts, and BloomNet segments in the tables attached to this release and as follows:

  Gourmet Foods and Gift Baskets: Revenues for the quarter increased 8.4 percent to $97.5 million, compared with $89.9 million in the prior year period. The strong growth was primarily driven by increased demand for the Company’s gourmet food gift brands for everyday occasions. Gross profit margin was 35.0 percent, a decline of 390 basis points compared with 38.9 percent in the prior year period, primarily reflecting increased costs for labor and transportation. Segment contribution margin was a loss of $7.7 million, compared with a loss of $2.6 million, and an adjusted loss of $3.0 million, in the prior year period, reflecting higher year-over-year marketing costs as well as the reduced gross margin.
  Consumer Floral and Gifts: Total revenues in this segment increased 12.2 percent to $181.2 million, compared with $161.5 million in the prior year period. Excluding the non-comparable five weeks of contribution from PersonalizationMall in the quarter, total revenues in this segment increased 3.9 percent. Gross profit margin increased 130 basis points to 41.9 percent, compared with 40.6 percent in the prior year period, primarily reflecting contributions from PersonalizationMall. Segment contribution margin was $19.2 million, essentially unchanged compared with the prior year period, primarily reflecting increased digital marketing costs offset by contributions from PersonalizationMall.
  BloomNet: Revenues for the quarter were $30.8 million, a decline of 5.8 percent, compared with $32.7 million in the prior year period, primarily reflecting delays in hard goods shipments as well as reduced order volume from third-party online floral companies. Gross profit margin increased 470 basis points to 50.0 percent, compared with 45.3 percent in the prior year period, primarily reflecting product mix. Segment contribution margin increased 4.2 percent to $10.9 million, compared with $10.4 million in the prior year period.

Company Guidance

The Company is reaffirming its guidance for its fiscal 2022 year, which includes:

  Total revenue growth of 10.0 percent-to-12.0 percent compared with the prior year;
  Adjusted EBITDA growth of 5.0 percent-to-8.0 percent compared with the prior year;
  EPS in line with fiscal 2021 as improved EBITDA is offset by higher depreciation and a higher effective tax rate; and
  Free Cash Flow to exceed $100 million.

The Company’s guidance for the year is based on several factors, including:

  The significant increase in consumers shopping online where the Company’s broad product offering and brand portfolio makes it a leading destination for customers looking for solutions to help them connect, express themselves and celebrate - sentiments that have become more important than ever;
  Significant expansion of the Company’s product offering, both organically and through strategic acquisitions like Shari’s Berries and PersonalizationMall;
  The expanded size of the Company’s customer file along with continued positive customer behavior trends; and
  Continued strong growth in the Company’s Celebrations Passport® loyalty program, which is helping drive increased frequency, retention, and cross-category/cross-brand purchases.

Definitions of non-GAAP Financial Measures:

We sometimes use financial measures derived from consolidated financial information, but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Certain of these are considered "non-GAAP financial measures" under the U.S. Securities and Exchange Commission rules. Non-GAAP financial measures referred to in this document are either labeled as “non-GAAP” or designated as such with a “1”. See below for definitions and the reasons why we use these non-GAAP financial measures. Where applicable, see the Selected Financial Information below for reconciliations of these non-GAAP measures to their most directly comparable GAAP financial measures.

EBITDA and Adjusted EBITDA:

We define EBITDA as net income (loss) before interest, taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA adjusted for the impact of stock-based compensation, Non-Qualified Plan Investment appreciation/depreciation, and for certain items affecting period-to-period comparability. See Selected Financial Information for details on how EBITDA and adjusted EBITDA were calculated for each period presented. The Company presents EBITDA and adjusted EBITDA because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company uses EBITDA and adjusted EBITDA as factors to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company's credit agreement uses EBITDA and adjusted EBITDA to determine its interest rate and to measure compliance with certain covenants. EBITDA and adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates. EBITDA and adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations are: (a) EBITDA and adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and adjusted EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

Segment Contribution Margin and Adjusted Segment Contribution Margin:

We define segment contribution margin as earnings before interest, taxes, depreciation, and amortization, before the allocation of corporate overhead expenses. Adjusted contribution margin is defined as contribution margin adjusted for certain items affecting period-to-period comparability. See Selected Financial Information for details on how segment contribution margin and adjusted segment contribution margin were calculated for each period presented. When viewed together with our GAAP results, we believe segment contribution margin and adjusted segment contribution margin provide management and users of the financial statements meaningful information about the performance of our business segments. Segment contribution margin and adjusted segment contribution margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of the segment contribution margin and adjusted segment contribution margin is that they are an incomplete measure of profitability as they do not include all operating expenses or non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as operating income and net income.

Adjusted Net Income (Loss) and Adjusted or Comparable Net Income (Loss) Per Common Share:

We define adjusted net income (loss) and adjusted or comparable net income (loss) per common share as net income (loss) and net income (loss) per common share adjusted for certain items affecting period to period comparability. See Selected Financial Information below for details on how adjusted net income (loss) and adjusted or comparable net income (loss) per common share were calculated for each period presented. We believe that adjusted net income (loss) and adjusted or comparable EPS are meaningful measures because they increase the comparability of period-to-period results. Since these are not measures of performance calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, GAAP net income (loss) and net income (loss) per common share, as indicators of operating performance and they may not be comparable to similarly titled measures employed by other companies.

Free Cash Flow:

We define free cash flow as net cash provided by operating activities less capital expenditures. The Company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of fixed assets, which can then be used to, among other things, invest in the Company’s business, make strategic acquisitions, strengthen the balance sheet, and repurchase stock or retire debt. Free cash flow is a liquidity measure that is frequently used by the investment community in the evaluation of similarly situated companies. Since free cash flow is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

About 1-800-FLOWERS.COM, Inc.

About 1-800-FLOWERS.COM, Inc. 1-800-FLOWERS.COM, Inc. is a leading provider of gifts designed to help customers express, connect and celebrate. The Company’s e-commerce business platform features an all-star family of brands, including: 1-800-Flowers.com®, 1-800-Baskets.com®, Cheryl’s Cookies®, Harry & David®, PersonalizationMall.com®, Shari’s Berries®, FruitBouquets.com®, Moose Munch®, The Popcorn Factory®, Wolferman’s Bakery®, Vital Choice®, Stock Yards® and Simply Chocolate®. Through the Celebrations Passport® loyalty program, which provides members with free standard shipping and no service charge across our portfolio of brands, 1-800-FLOWERS.COM, Inc. strives to deepen relationships with customers. The Company also operates BloomNet®, an international floral and gift industry service provider offering a broad-range of products and services designed to help members grow their businesses profitably; Napco℠, a resource for floral gifts and seasonal décor; and DesignPac Gifts, LLC, a manufacturer of gift baskets and towers. 1-800-FLOWERS.COM, Inc. was recognized among the top 5 on the National Retail Federation’s 2021 Hot 25 Retailers list, which ranks the nation’s fastest-growing retail companies. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS. For more information, visit 1800flowersinc.com or follow @1800FLOWERSInc on Twitter. [FLWS-COMP / FLWS-FN / FLWS-VC]

Special Note Regarding Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified using statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “forecast,” “likely,” “will,” “target” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, but not limited to, statements regarding the Company’s ability to achieve its guidance for the fiscal-year 2022 second quarter; the impact of the Covid-19 pandemic on the Company; its ability to successfully integrate acquired businesses and assets; its ability to successfully execute its strategic initiatives; its ability to cost-effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and industry and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. Reconciliations for forward looking figures would require unreasonable efforts at this time because of the uncertainty and variability of the nature and amount of certain components of various necessary GAAP components, including for example those related to compensation, tax items, amortization or others that may arise during the year, and the Company’s management believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The lack of such reconciling information should be considered when assessing the impact of such disclosures. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether because of new information, future events or otherwise, made in this release or in any of its SEC filings. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties. For a more detailed description of these and other risk factors, refer to the Company’s SEC filings, including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Thursday, October 28, 2021, at 8:00 a.m. (ET). The conference call will be webcast live from the Investor Relations section of the Company’s website at www.1800flowersinc.com. A recording of the call will be posted on the Investor Relations section of the Company’s web site within two hours of the call’s completion. A replay of the call can be accessed beginning at 2:00 p.m. ET on the day of the call through November 4, 2021, at: (US) 1-877-344-7529; (Canada) 855-669-9658; (International) 1-412-317-0088; enter conference ID #: 10148432.

Note: The attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.

1-800-FLOWERS.COM, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	September 26, 2021	June 27, 2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,785	$173,573
Trade receivables, net	30,635	20,831
Inventories, net	282,439	153,863
Prepaid and other	68,644	51,792
Total current assets	385,503	400,059

Property, plant and equipment, net	216,083	215,287
Operating lease right-of-use assets	114,345	86,230
Goodwill	208,150	208,150
Other intangibles, net	138,144	139,048
Other assets	27,661	27,905
Total assets	$1,089,886	$1,076,679

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$65,363	$57,434
Accrued expenses	172,998	178,512
Current maturities of long-term debt	25,000	20,000
Current portion of long-term operating lease liabilities	11,453	9,992
Total current liabilities	274,814	265,938

Long-term debt, net	156,811	161,512
Long-term operating lease liabilities	107,532	79,375
Deferred tax liabilities	33,421	34,162
Other liabilities	26,934	26,622
Total liabilities	599,512	567,609
Total stockholders’ equity	490,374	509,070
Total liabilities and stockholders’ equity	$1,089,886	$1,076,679

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Operations
(in thousands, except for per share data)
(unaudited)

	Three Months Ended
	September 26, 2021	September 27, 2020
Net revenues:
E-commerce	263,371	$ 238,863
Other	46,002	44,909
Total net revenues	309,373	283,772
Cost of revenues	183,859	168,292
Gross profit	125,514	115,480
Operating expenses:
Marketing and sales	94,379	80,285
Technology and development	13,423	11,603
General and administrative	27,066	28,213
Depreciation and amortization	10,970	8,840
Total operating expenses	145,838	128,941
Operating loss	(20,324)	(13,461)
Interest expense, net	1,528	1,040
Other income, net	596	999
Loss before income taxes	(21,256)	(13,502)
Income tax benefit	(8,057)	(3,740)
Net loss	(13,199)	$ (9,762)

Basic and diluted net loss per common share	$(0.20)	$ (0.15)

Basic and diluted weighted average shares used in the calculation of net loss per common share	65,062	64,320

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three months ended
	September 26, 2021	September 27, 2020

Operating activities:
Net loss	$ (13,199)	$ (9,762)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	10,970	8,840
Amortization of deferred financing costs	299	156
Deferred income taxes	(741)	(603)
Bad debt expense	(96)	(280)
Stock-based compensation	3,005	2,393
Other non-cash items	260	261
Changes in operating items:
Trade receivables	(9,708)	(15,154)
Inventories	(128,577)	(77,854)
Prepaid and other	(16,852)	(10,374)
Accounts payable and accrued expenses	2,415	7,046
Other assets and liabilities	2,060	4,623
Net cash used in operating activities	(150,164)	(90,708)

Investing activities:
Acquisitions, net of cash acquired	-	(250,943)
Capital expenditures, net of non-cash expenditures	(11,122)	(6,958)
Purchase of equity investments	-	(325)
Net cash used in investing activities	(11,122)	(258,226)

Financing activities:
Acquisition of treasury stock	(9,065)	(1,088)
Proceeds from exercise of employee stock options	563	221
Proceeds from bank borrowings	-	220,000
Repayment of notes payable and bank borrowings	-	(97,500)
Debt issuance cost	-	(2,193)
Net cash (used in) provided by financing activities	(8,502)	119,440

Net change in cash and cash equivalents	(169,788)	(229,494)
Cash and cash equivalents:
Beginning of period	173,573	240,506
End of period	$ 3,785	$ 11,012

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information – Category Information
(dollars in thousands) (unaudited)

	Three Months Ended
	September 26, 2021	Transaction Costs	As Adjusted (non-GAAP) September 26, 2021	September 27, 2020	PersonalizationMall Litigation & Transaction Costs	Harry & David Store Closure Costs	As Adjusted (non-GAAP) September 27, 2020	% Change
Net revenues:
Consumer Floral & Gifts	$ 181,229	$ -	$ 181,229	$ 161,546	$ -	$ -	$ 161,546	12.2%
BloomNet	30,834		30,834	32,738			32,738	-5.8%
Gourmet Foods & Gift Baskets	97,482		97,482	89,929			89,929	8.4%
Corporate	45		45	106			106	-57.5%
Intercompany eliminations	(217)		(217)	(547)			(547)	60.3%
Total net revenues	$ 309,373	$ -	$ 309,373	$ 283,772	$ -	$ -	$ 283,772	9.0%

Gross profit:
Consumer Floral & Gifts	$ 76,003		$ 76,003	$ 65,586			$ 65,586	15.9%
	41.9%		41.9%	40.6%			40.6%

BloomNet	15,409		15,409	14,838			14,838	3.8%
	50.0%		50.0%	45.3%			45.3%

Gourmet Foods & Gift Baskets	34,163		34,163	35,007			35,007	-2.4%
	35.0%		35.0%	38.9%			38.9%

Corporate	(61)		(61)	49			49	-224.5%
	-135.6%		-135.6%	46.2%			46.2%

Total gross profit	$ 125,514	$ -	$ 125,514	$ 115,480	$ -	$ -	$ 115,480	8.7%
	40.6%	-	40.6%	40.7%	-	-	40.7%

EBITDA (non-GAAP):
Segment Contribution Margin (non-GAAP) (a):
Consumer Floral & Gifts	$ 19,190	$ -	$ 19,190	$ 19,236	$ -	$ -	$ 19,236	-0.2%
BloomNet	10,860		10,860	10,421			10,421	4.2%
Gourmet Foods & Gift Baskets	(7,673)		(7,673)	(2,581)		(405)	(2,986)	-157.0%
Segment Contribution Margin Subtotal	22,377	-	22,377	27,076	-	(405)	26,671	-16.1%
Corporate (b)	(31,731)	456	(31,275)	(31,697)	4,890		(26,807)	-16.7%
EBITDA (non-GAAP)	(9,354)	456	(8,898)	(4,621)	4,890	(405)	(136)	-6442.6%
Add: Stock-based compensation	3,005		3,005	2,393			2,393	25.6%
Add: Compensation charge related to NQ Plan Investment Appreciation	567		567	980			980	-42.1%
Adjusted EBITDA (non-GAAP)	$ (5,782)	$ 456	$ (5,326)	$ (1,248)	$ 4,890	$ (405)	$ 3,237	-264.5%

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
(in thousands) (unaudited)

Reconciliation of net loss to adjusted net loss (non-GAAP):	Three Months Ended
	September 26, 2021	September 27, 2020

Net loss	$ (13,199)	$ (9,762)
Adjustments to reconcile net loss to adjusted net loss (non-GAAP)
Add: Transaction costs	456	4,890
Deduct: Harry & David store closure cost adjustment	-	(405)
Deduct: Income tax effect on adjustments	(173)	(1,242)
Adjusted net loss (non-GAAP)	$ (12,916)	$ (6,519)

Basic and diluted net loss per common share	$ (0.20)	$ (0.15)

Basic and diluted adjusted net loss per common share (non-GAAP)	$ (0.20)	$ (0.10)

Weighted average shares used in the calculation of net loss and adjusted net loss per common share	65,062	64,320

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
(in thousands) (unaudited)

Reconciliation of net loss to adjusted EBITDA (non-GAAP):	Three Months Ended
	September 26, 2021	September 27, 2020

Net loss	$ (13,199)	$ (9,762)
Add: Interest expense and other, net	932	41
Add: Depreciation and amortization	10,970	8,840
Deduct: Income tax benefit	8,057	3,740
EBITDA	(9,354)	(4,621)
Add: Stock-based compensation	3,005	2,393
Add: Compensation charge related to NQ plan investment appreciation	567	980
Add: Transaction costs	456	4,890
Deduct: Harry & David store closure cost adjustment	-	(405)
Adjusted EBITDA	$ (5,326)	$ 3,237

(a) Segment performance is measured based on segment contribution margin or segment Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the segments, both of which are non-GAAP measurements. As such, management’s measure of profitability for these segments does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), and other items that we do not consider indicative of our core operating performance.

(b) Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Stock-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific segment.

Contacts

Investor Contact:
Joseph D. Pititto
(516) 237-6131
invest@1800flowers.com

Media Contact:
Kathleen Waugh
(516) 237-6028
kwaugh@1800flowers.com